EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-87358) pertaining to the Amended and Restated Stock Option Plan of MSN Holdings, Inc. and the MSN Holdings, Inc. 2001 Stock Incentive Plan of Medical Staffing Network Holdings, Inc. of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedule of Medical Staffing Network Holdings, Inc., Medical Staffing Network Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Medical Staffing Network Holdings, Inc., included in the Annual Report (Form 10-K) for the year ended December 25, 2005.

/s/ Ernst & Young LLP
Certified Public Accountants

Fort Lauderdale, Florida

February 28, 2006